EXHIBIT 4.16

A-Power Energy Generation Systems Ltd.
2007 Equity Plan
NOTICE OF GRANT OF STOCK OPTION
(U.S. Participants)

The Participant has been granted an option (the “Option”) to purchase certain shares of Stock of A-Power Energy Generation Systems Ltd. (the “Company”) pursuant to the Company’s (or its predecessor’s) 2007 Equity Plan (the “Plan”), as follows:

Participant:

Date of Grant:

Number of Option Shares:

Exercise Price:

Initial Vesting Date:

Option Expiration Date:	The date five (5) years after the Date of Grant

Vested Shares:
Except as provided in the Stock Option Agreement, the number of Vested Shares (disregarding any resulting fractional share) as of any date is determined by multiplying the Number of Option Shares by the “Vested Ratio” determined as of such date as follows:

Vested Ratio

Prior to Initial Vesting Date

On Initial Vesting Date, provided the Participant’s Service has not terminated prior to such date

Plus

For each additional full month of the Participant’s continuous Service from Initial Vesting Date until the Vested Ratio equals 1/1, an additional

The Participant is urged to consult with his or her own tax advisor regarding the tax consequences of the Option.

By their signatures below, the Company and the Participant agree that the Option is governed by this Grant Notice and by the provisions of the Plan and the Stock Option Agreement, both of which are attached to and made a part of this document. The Participant acknowledges receipt of copies of the Plan and the Stock Option Agreement, represents that the Participant has read and is familiar with their provisions, and hereby accepts the Option subject to all of their terms and conditions.

A-POWER ENERGY GENERATION SYSTEMS LTD.	PARTICIPANT

By:
Signature
Its:
Date
Address:
Address

(For US Participants)

THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

A-POWER ENERGY GENERATION SYSTEMS, LTD.
2007 EQUITY PLAN
STOCK OPTION AGREEMENT

A-Power Energy Generation Systems, Ltd. has granted to the Participant named in the Notice of Grant of Stock Option (the “Grant Notice”) to which this Stock Option Agreement (the “Option Agreement”) is attached an option (the “Option”) to purchase certain shares of Stock upon the terms and conditions set forth in the Grant Notice and this Option Agreement. The Option has been granted pursuant to and shall in all respects be subject to the terms and conditions of the A-Power Energy Generation Systems, Ltd. 2007 Equity Plan (formerly known as the Chardan South China Acquisition Corporation 2007 Equity Plan) (the “Plan”), as amended to the Date of Grant, the provisions of which are incorporated herein by reference. By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice, this Option Agreement and the Plan, (b) accepts the Option subject to all of the terms and conditions of the Grant Notice, this Option Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Grant Notice, this Option Agreement or the Plan.

1. Definitions and Construction.

1.1 Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Plan.

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Option Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2. Compliance with Local Law.

The Participant agrees that the Participant will not acquire shares pursuant to the Option or transfer, assign, sell or otherwise deal with such shares except in compliance with the laws and regulations of the US and British Virgin Islands (collectively, “Local Law”).

3. Administration.

All questions of interpretation concerning this Option Agreement shall be determined by the Committee. All determinations by the Committee shall be final and binding upon all persons having an interest in the Option as provided by the Plan. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, or election.

4. Exercise of the Option.

4.1 Right to Exercise. Except as otherwise provided herein, the Option shall be exercisable on and after the Initial Vesting Date and prior to the termination of the Option (as provided in Section 6) in an amount not to exceed the number of Vested Shares less the number of shares previously acquired upon exercise of the Option. In no event shall the Option be exercisable for more shares than the Number of Option Shares, as adjusted pursuant to Section 9.

4.2 Method of Exercise. Exercise of the Option shall be by means of electronic or written notice (the “Exercise Notice”) in a form authorized by the Company. An electronic Exercise Notice must be digitally signed or authenticated by the Participant in such manner as required by the notice and transmitted to the Company or an authorized representative of the Company (including a third-party administrator designated by the Company). In the event that the Participant is not authorized or is unable to provide an electronic Exercise Notice, the Option shall be exercised by a written Exercise Notice addressed to the Company, which shall be signed by the Participant and delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the Company, or an authorized representative of the Company (including a third-party administrator designated by the Company). Each Exercise Notice, whether electronic or written, must state the Participant’s election to exercise the Option, the number of whole shares of Stock for which the Option is being exercised and such other representations and agreements as to the Participant’s investment intent with respect to such shares as may be required pursuant to the provisions of this Option Agreement. Further, each Exercise Notice must be received by the Company prior to the termination of the Option as set forth in Section 6 and must be accompanied by full payment of the aggregate Exercise Price for the number of shares of Stock being purchased. The Option shall be deemed to be exercised upon receipt by the Company of such electronic or written Exercise Notice and the aggregate Exercise Price.

4.3 Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Participant:

(a) cash;

(b) check;

(c) cash equivalent by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the Exercise Price; or

(d) such other consideration as may be approved by the Committee from time to time to the extent permitted by Local Law.

4.4 Tax Withholding. Regardless of any action taken by the Company or any other Participating Company with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (the “Tax Obligations”), the Participant acknowledges that the ultimate liability for all Tax Obligations legally due by the Participant is and remains the Participant’s responsibility and that the Company (a) makes no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, the subsequent sale of shares acquired pursuant to such exercise, or the receipt of any dividends and (b) does not commit to structure the terms of the grant or any other aspect of the Option to reduce or eliminate the Participant’s liability for Tax Obligations. At the time of exercise of the Option, the Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company and any other Participating Company. In this regard, at the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company or any other Participating Company, the Participant hereby authorizes withholding of all applicable Tax Obligations from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for withholding of all applicable Tax Obligations, if any, by each Participating Company which arise in connection with the Option. Alternatively, or in addition, if permissible under applicable law, including Local Law, the Company or any other Participating Company may (i) sell or arrange for the sale of shares acquired by the Participant to satisfy the Tax Obligations, and/or (ii) withhold in shares, provided that only the amount of shares necessary to satisfy the minimum withholding amount required by applicable law, including Local Law, is withheld. Finally, the Participant shall pay to the Company or any other Participating Company any amount of the Tax Obligations that any such company may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company shall have no obligation to process the exercise of the Option or to deliver shares until the Tax Obligations as described in this Section have been satisfied by the Participant.

4.5 Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice any or all shares acquired by the Participant pursuant to the exercise of the Option. Except as provided by the preceding sentence, a certificate for the shares as to which the Option is exercised shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

4.6 Restrictions on Grant of the Option and Issuance of Shares. The grant of the Option and the issuance of shares of Stock upon exercise of the Option shall be subject to compliance with all applicable requirements of United States federal or state or Local Law with respect to such securities. The Option may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws, including Local Law, or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, the Option may not be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE PARTICIPANT IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE PARTICIPANT MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

4.7 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of the Option.

5. Nontransferability of the Option.

During the lifetime of the Participant, the Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. The Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Following the death of the Participant, the Option, to the extent provided in Section 7, may be exercised by the Participant’s legal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

6. Termination of the Option.

The Option shall terminate and may no longer be exercised after the first to occur of (a) the close of business on the Option Expiration Date, (b) the close of business on the last date for exercising the Option following termination of the Participant’s Service as described in Section 7, or (c) a Change in Control to the extent provided in Section 8.

7. Effect of Termination of Service.

7.1 Option Exercisability. The Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period as determined below and thereafter shall terminate.

(a) Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for Vested Shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b) Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for Vested Shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months after the Participant’s termination of Service.

(c) Termination for Cause. If the Participant’s Service is terminated for Cause or if, following the Participant’s termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act. “Cause” means, unless otherwise defined by the Participant’s contract of employment or service, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment or service agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.

(d) Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for Vested Shares by the Participant on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

7.2 Extension if Exercise Prevented by Law or Insider Trading Policy. Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of the Option within the applicable time periods set forth in Section 7.1 is prevented by the provisions of Section 4.6 or a sale of shares pursuant to a Cashless Exercise of the Option would violate the provisions of the Insider Trading Policy, the Option shall remain exercisable until thirty (30) days after the date such exercise or sale, as the case may be, would no longer be prevented by such provisions, but in any event no later than the Option Expiration Date.

8. Effect of Change in Control.

In the event of a Change in Control, except to the extent that the Committee determines to cash out the Option in accordance with Section 10.1(c) of the Plan, the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Participant, assume or continue in full force and effect the Company’s rights and obligations under all or any portion of the Option or substitute for all or any portion of the Option a substantially equivalent option for the Acquiror’s stock. For purposes of this Section, the Option or any portion thereof shall be deemed assumed if, following the Change in Control, the Option confers the right to receive, subject to the terms and conditions of the Plan and this Option Agreement, for each share of Stock subject to such portion of the Option immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise of the Option, for each share of Stock subject to the Option, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. The Option shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control to the extent that the Option is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised as of the date of the Change in Control.

9. Adjustments for Changes in Capital Structure.

Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number, Exercise Price and kind of shares subject to the Option, in order to prevent dilution or enlargement of the Participant’s rights under the Option. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and the Exercise Price shall be rounded up to the nearest whole cent. In no event may the Exercise Price be decreased to an amount less than the par value, if any, of the stock subject to the Option. The Committee in its sole discretion, may also make such adjustments in the terms of the Option to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate. All adjustments pursuant to this Section shall be determined by the Committee, and its determination shall be final, binding and conclusive.

10. Rights as a Stockholder, Director, Employee or Consultant.

The Participant shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of the shares for which the Option has been exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the shares are issued, except as provided in Section 9. If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Option Agreement shall confer upon the Participant any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service as a Director, an Employee or Consultant, as the case may be, at any time.

11. Representations and Warranties.

In connection with the receipt of the Option and any acquisition of shares upon the exercise thereof (collectively, the “Securities”), the Participant hereby agrees, represents and warrants as follows:

11.1 Investment Intent. The Participant is acquiring the Securities solely for the Participant’s own account for investment and not with a view to or for sale in connection with any distribution of the Securities or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Securities or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act. The Participant further represents that the entire legal and beneficial interest of the Securities is being acquired, and will be held, for the account of the Participant only and neither in whole nor in part for any other person.

11.2 Absence of Solicitation. The Participant was not presented with or solicited by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television, radio or similar communications media, or presented at any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

11.3 Residence. The Participant’s principal residence is located at the address indicated beneath the Participant’s signature on the Grant Notice.

11.4 Information Concerning the Company. The Participant is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. The Participant further represents and warrants that the Participant has discussed the Company and its plans, operations and financial condition with its Officers, has received all such information as the Participant deems necessary and appropriate to enable the Participant to evaluate the financial risk inherent in acquiring the Securities and has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

11.5 Economic Risk. The Participant realizes that his acquisition of the Securities will be a highly speculative investment and that the Participant is able, without impairing his or her financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss on the Participant’s investment.

11.6 Capacity to Protect Interests. The Participant has (i) a preexisting personal or business relationship with the Company or any of its Officers, directors, or controlling persons, consisting of personal or business contacts of a nature and duration to enable the Participant to be aware of the character, business acumen and general business and financial circumstances of the person with whom such relationship exists, or (ii) such knowledge and experience in financial and business matters as to make the Participant capable of evaluating the merits and risks of an investment in the Securities and to protect the Participant’s own interests in the transaction, or (iii) both such relationship and such knowledge and experience.

11.7 Restricted Securities. The Participant understands and acknowledges that:

(a) The issuance of the Securities to the Participant has not been registered under the Securities Act, and the Securities must be held indefinitely unless a transfer of the Securities is subsequently registered under the Securities Act or an exemption from such registration is available, and that the Company is under no obligation to register the Securities;

(b) The Company will make a notation in its records of the aforementioned restrictions on transfer and legends.

11.8 Disposition Under Rule 144. The Participant understands that any shares acquired upon exercise of the Option will be restricted securities within the meaning of Rule 144 promulgated under the Securities Act; that the exemption from registration under Rule 144 will not be available in any event for at least one year from the date of acquisition of the shares, and even then will not be available unless (a) a public trading market then exists for the Common Stock of the Company, (b) adequate information concerning the Company is then available to the public, and (c) other terms and conditions of Rule 144 are complied with; and that any sale of the shares may be made only in limited amounts in accordance with such terms and conditions. There can be no assurance that the requirements of Rule 144 will be met, or that the shares will ever be salable.

11.9 Further Limitations on Disposition. Without in any way limiting the Participant’s representations and warranties set forth above, the Participant further agrees that the Participant will in no event make any disposition of all or any portion of any shares which the Participant acquires upon exercise of the Option unless:

(a) There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement; or

(b) The Participant will have notified the Company of the proposed disposition and furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and either:

(i) The Participant will have furnished the Company with an opinion of the Participant’s own counsel to the effect that such disposition will not require registration of such shares under the Securities Act, and such opinion of the Participant’s counsel will have been concurred in by counsel for the Company and the Company will have advised the Participant of such concurrence; or

(ii) The disposition is made in compliance with Rule 144 or Rule 701 after the Participant has furnished the Company such detailed statement and after the Company has had a reasonable opportunity to discuss the matter with the Participant.

12. Legends.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law, including Local Law, restrictions on all certificates representing shares of stock subject to the provisions of this Option Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in the possession of the Participant in order to carry out the provisions of this Section.

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

13. Miscellaneous Provisions.

13.1 Termination or Amendment. The Committee may terminate or amend the Plan or the Option at any time; provided, however, that except as provided in Section 8 in connection with a Change in Control, no such termination or amendment may adversely affect the Option or any unexercised portion hereof without the consent of the Participant unless such termination or amendment is necessary to comply with any applicable law or government regulation. No amendment or addition to this Option Agreement shall be effective unless in writing.

13.2 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Option Agreement.

13.3 Binding Effect. Subject to the restrictions on transfer set forth herein, this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

13.4 Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Option Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth in the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a) Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Option Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Grant Notice and Exercise Notice called for by Section 4.2 to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b) Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 13.4(a) of this Option Agreement and consents to the electronic delivery of the Plan documents and the delivery of the Grant Notice and Exercise Notice, as described in Section 13.4(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 13.4(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 13.4(a).

13.5 Integrated Agreement. The Grant Notice, this Option Agreement and the Plan, together with any the Superseding Agreement, if any, shall constitute the entire understanding and agreement of the Participant and the Participating Company Group with respect to the subject matter contained herein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating Company Group with respect to such subject matter. To the extent contemplated herein, the provisions of the Grant Notice, the Option Agreement and the Plan shall survive any exercise of the Option and shall remain in full force and effect.

13.6 Applicable Law. This Option Agreement shall be governed by the laws of the British Virgin Islands as such laws are applied to agreements between British Virgin Islands residents entered into and to be performed entirely within the British Virgin Islands. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties as evidenced by this Option Agreement, the parties hereby submit to and consent to the jurisdiction of the British Virgin Islands and agree that such litigation shall be conducted only in the courts of the British Virgin Islands, and no other courts, where this Option Agreement is made and/or performed.

13.7 Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(For US Participants)

Participant:

Date:

STOCK OPTION EXERCISE NOTICE

A-Power Energy Generation Systems, Ltd. 2007 Equity Plan
Attention: Stock Administration

Ladies and Gentlemen:

1. Option. I was granted an option (the “Option”) to purchase shares of the common stock (the “Shares”) of A-Power Energy Generation Systems, Ltd. (the “Company”) pursuant to the Company’s (or its predecessor’s) 2007 Equity Plan (the “Plan”), my Notice of Grant of Stock Option (the “Grant Notice”) and my Stock Option Agreement (the “Option Agreement”) as follows:

Date of Grant:

Number of Option Shares:

Exercise Price per Share:	$

2. Exercise of Option. I hereby elect to exercise the Option to purchase the following number of Shares, all of which are Vested Shares in accordance with the Grant Notice and the Option Agreement:

Total Shares Purchased:

Total Exercise Price (Total Shares X Price per Share)	$

3. Payments. I enclose payment in full of the total exercise price for the Shares in the following form(s), as authorized by my Option Agreement:

☐ Cash:	$

☐ Check:	$

☐ Tender of Company Stock:	Contact Plan Administrator

☐ Net Exercise:	Contact Plan Administrator

4. Tax Withholding. I authorize payroll withholding and otherwise will make adequate provision for the federal, state, local and foreign tax withholding obligations of the Company, if any, in connection with the Option. If I am exercising a Nonstatutory Stock Option, I enclose payment in full of my withholding taxes, if any, as follows:

(Contact Plan Administrator for amount of tax due.)

☐ Cash:	$

☐ Check:	$

☐ Tender of Company Stock:	Contact Plan Administrator

☐ Net Exercise:	Contact Plan Administrator

5. Participant Information.

My address is:

My Tax Identification Number is:

6. Binding Effect. I agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Grant Notice, the Option Agreement and the Plan, to all of which I hereby expressly assent. This Agreement shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors and assigns.

Very truly yours,

(Signature)

Receipt of the above is hereby acknowledged.

A-POWER ENERGY GENERATION SYSTEMS, LTD.

By:

Title:

Dated:

2